Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-102211 and 333-206899) on Form S-8 of our report dated June 22, 2016, appearing in this annual report on Form 11-K of the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees for the year ended December 31, 2015.

/s/ BONADIO & CO., LLP

Bonadio & Co., LLP
June 22, 2016
Amherst, New York